Exhibit (a)(5)(B)

Case 5:17-cv-04857    Document 1    Filed 08/21/17    Page 1 of 14

Rosemary M. Rivas (SBN 209147)

rrivas@zlk.com

LEVI & KORSINSKY, LLP

44 Montgomery Street, Suite 650

San Francisco, CA 94104

Telephone: (415) 291-2420

Facsimile: (415) 484-1294

Attorneys for Plaintiff

[Additional counsel on signature page]

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA

LOUIS SCARANTINO, Individually and On Behalf of All Others Similarly Situated,	Case No. 5:17-cv-04857
Plaintiff,	CLASS ACTION

v.

SHORETEL, INC., DON JOOS, MARJORIE BOWEN, MARK BREGMAN, KENNETH DENMAN, CHARLES KISSNER, SHANE ROBISON, CONSTANCE SKIDMORE, JOSEF VEJVODA, MITEL US HOLDINGS, INC., SHELBY ACQUISITION CORPORATION, and MITEL NETWORKS CORPORATION,

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934 JURY TRIAL DEMANDED
Defendants.

Plaintiff, by his undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1.    This action stems from a proposed transaction announced on July 27, 2017 (the “Proposed Transaction”), pursuant to which ShoreTel, Inc. (“ShoreTel” or the “Company”) will be acquired by affiliates of Mitel Networks Corporation.

2.    On July 26, 2017, ShoreTel’s Board of Directors (the “Board” or “Individual Defendants”) caused the Company to enter into an agreement and plan of merger (the “Merger

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Agreement”) with Mitel US Holdings, Inc. (“Parent”), Shelby Acquisition Corporation (“Merger Sub”), and Mitel Networks Corporation (“Guarantor,” and together with Parent and Merger Sub, “Mitel”). Pursuant to the terms of the Merger Agreement, Merger Sub launched a tender offer (the “Tender Offer”) to acquire all of the Company’s common stock for $7.50 per share in cash. The Tender Offer is scheduled to expire on September 18, 2017. Following the consummation of the Tender Offer and the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into the Company (the “Merger”), and the Company will be the surviving corporation.

3.    On August 17, 2017, defendants filed a Solicitation/Recommendation Statement (the “Solicitation Statement”) with the United States Securities and Exchange Commission (“SEC”) in connection with the Proposed Transaction.

4.    The Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading. Accordingly, plaintiff alleges herein that defendants violated Sections 14(e), 14(d), and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) in connection with the Solicitation Statement.

JURISDICTION AND VENUE

5.    This Court has jurisdiction over all claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14(e), 14(d), and 20(a) of the 1934 Act and Rule 14a-9.

6.    This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7.    Venue is proper under 28 U.S.C. § 1391 because a substantial portion of the transactions and wrongs complained of herein occurred in this District.

PARTIES

8.    Plaintiff is, and has been continuously throughout all times relevant hereto, the

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owner of ShoreTel common stock.

9.    Defendant ShoreTel is a Delaware corporation and maintains its principal executive offices at 960 Stewart Drive, Sunnyvale, California 94085. ShoreTel’s common stock is traded on the NasdaqGS under the ticker symbol “SHOR.”

10.    Defendant Don Joos (“Joos”) is a director and President of ShoreTel and was appointed Chief Executive Officer (“CEO”) in August 2013.

11.    Defendant Marjorie Bowen (“Bowen”) has served as a director of ShoreTel since August 2016.

12.    Defendant Mark Bregman (“Bregman”) has served as a director of ShoreTel since May 2007.

13.    Defendant Kenneth Denman (“Denman”) has served as a director of ShoreTel since May 2007.

14.    Defendant Charles Kissner (“Kissner”) has served as a director of ShoreTel since April 2006, and previously served as ShoreTel’s lead independent director from April 2007 through July 2010, and as Chairperson of the Board from April 2013 through June 2017.

15.    Defendant Shane Robison (“Robison”) has served as a director of ShoreTel since February 2015, and as Chairperson of the Board since June 2017.

16.    Defendant Constance Skidmore (“Skidmore”) has served as a director of ShoreTel since January 2014.

17.    Defendant Josef Vejvoda (“Vejvoda”) has served as a director of ShoreTel since October 2015.

18.    The defendants identified in paragraphs 10 through 17 are collectively referred to herein as the “Individual Defendants.”

19.    Defendant Parent is a Delaware corporation and a party to the Merger Agreement.

20.    Defendant Merger Sub is a Delaware corporation, a wholly owned subsidiary of the Parent, and a party to the Merger Agreement.

21.    Defendant Guarantor is a Canadian corporation, an affiliate of Parent and Merger Sub, and a party to the Merger Agreement.

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CLASS ACTION ALLEGATIONS

22.    Plaintiff brings this action as a class action on behalf of himself and the other public stockholders of ShoreTel (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant.

23.    This action is properly maintainable as a class action.

24.    The Class is so numerous that joinder of all members is impracticable. As of August 15, 2017, there were 69,034,351 shares of ShoreTel common stock outstanding, held by hundreds, if not thousands, of individuals and entities scattered throughout the country.

25.    Questions of law and fact are common to the Class, including, among others, whether defendants will irreparably harm plaintiff and the other members of the Class if defendants’ conduct complained of herein continues.

26.    Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

27.    The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications that would establish incompatible standards of conduct for defendants, or adjudications that would, as a practical matter, be dispositive of the interests of individual members of the Class who are not parties to the adjudications or would substantially impair or impede those non-party Class members’ ability to protect their interests.

28.    Defendants have acted, or refused to act, on grounds generally applicable to the Class as a whole, and are causing injury to the entire Class. Therefore, final injunctive relief on behalf of the Class is appropriate.

SUBSTANTIVE ALLEGATIONS

29.    ShoreTel provides businesses with communication solutions, comprised of integrated voice, video, data, and mobile applications based on Internet Protocol technologies

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that make interactions simple. The Company focuses on the small and medium sized businesses seeking Unified Communications solutions in the cloud, onsite or a hybrid of both, giving customers the freedom to choose the best fit for their business needs now and in the future.

30.    On July 26, 2017, the Board caused the Company to enter into the Merger Agreement, pursuant to which ShoreTel will be acquired by Mitel.

31.    On August 17, 2017, defendants filed the Solicitation Statement with the SEC in connection with the Proposed Transaction.

32.    The Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading.

33.    First, the Solicitation Statement omits material information regarding the Company’s financial projections and the analyses performed by the Company’s financial advisor, J.P. Morgan Securities LLC (“J.P. Morgan”).

34.    With respect to ShoreTel’s financial projections, the Solicitation Statement discloses a reconciliation of the Company’s projections for non-GAAP (generally accepted accounting principles) metrics, including gross margin, adjusted EBITDA, and unlevered free cash flows, for years 2018 through 2020, but it fails to provide line item projections for the metrics used to calculate these non-GAAP measures or otherwise reconcile the non-GAAP projections to the most comparable GAAP measures for years 2021 through 2027.

35.    To avoid misleading stockholders with non-GAAP financial measures in business combinations such as the Proposed Transaction, publicly traded companies must provide a reconciliation of the differences between the non-GAAP financial measures with the most comparable financial measures calculated and presented in accordance with GAAP. Indeed, this is tacitly conceded by defendants from their disclosure of this reconciliation for years 2018 through 2020. Moreover, the Solicitation Statement states that: “Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. ShoreTel’s calculation of these non-GAAP measures may differ from others in its industry and is not necessarily comparable with similar titles used by other companies.” As such, the reconciliation of the Company’s non-GAAP projections with GAAP

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metrics for years 2021 through 2027 is material to the Company’s stockholders.

36.    With respect to J.P. Morgan’s Discounted Cash Flow Analysis, the Solicitation Statement fails to disclose: (i) the inputs and assumptions underlying the discount rate range of 8.5% to 10.5%; (ii) ShoreTel’s net cash; and (iii) the exit multiples implied from the analysis.

37.    With respect to J.P. Morgan’s Sum-of-the-Parts Analysis, the Solicitation Statement fails to disclose: (i) the reason J.P. Morgan performed the analysis by utilizing two different types of valuation analyses to calculate the Company’s implied value for the “Hosted Business,” which used a comparable companies methodology, and the “Premise Business,” which used a discounted cash flow methodology; (ii) the Company’s projected unlevered free cash flows for ShoreTel’s Premise Business that were used in J.P. Morgan’s analysis; and (iii) ShoreTel’s net cash.

38.    With respect to J.P. Morgan’s Public Trading Multiples and Selected Transaction Analysis, the Solicitation Statement fails to disclose whether J.P. Morgan observed any other multiples or benchmarking metrics in the analyses, and if so, defendants must disclose them.

39.    When a banker’s endorsement of the fairness of a transaction is touted to stockholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed. Moreover, the disclosure of projected financial information is material because it provides stockholders with a basis to project the future financial performance of a company, and allows stockholders to better understand the financial analyses performed by the company’s financial advisor in support of its fairness opinion.

40.    The omission of this material information renders the Solicitation Statement false and misleading, including, inter alia, the following section of the Solicitation Statement: (i) “Opinion of ShoreTel’s Financial Advisor”; and (ii) “Company Financial Projections.”

41.    Second, the Solicitation Statement omits material information regarding potential conflicts of interest of J.P. Morgan.

42.    For example, although the Solicitation Statement states that, “[d]uring the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates did not have any

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other material financial advisory or other material commercial or investment banking relationships with ShoreTel, Parent or Mitel,” the Solicitation Statement indicates that, during the past two years, J.P. Morgan received aggregate compensation from Mitel of approximately $500,000. The Solicitation Statement therefore must fully disclose the nature and timing of J.P. Morgan’s past services and relationship with Mitel.

43.    Full disclosure of investment banker compensation and all potential conflicts is required due to the central role played by investment banks in the evaluation, exploration, selection, and implementation of strategic alternatives.

44.    The omission of this material information renders the Solicitation Statement false and misleading, including, inter alia, the following section of the Solicitation Statement: (i) “Opinion of ShoreTel’s Financial Advisor”; and (ii) “Background of the Offer; Reasons for Recommendation.”

45.    Third, the Solicitation Statement omits material information regarding potential conflicts of interest of the Company’s officers.

46.    The Solicitation Statement indicates that, on July 26, 2017 (the day the Merger Agreement was executed), the Board’s Compensation Committee approved the payment of cash bonuses, in lieu of the normal annual refresh equity grants, in the aggregate amount of $1,150,000 to the Company’s executive team, including the following amounts to its named executive officers: David Petts ($150,000), Michael Healy ($200,000), Eugenia Corrales ($250,000), and Bharath Oruganti ($200,000). The Solicitation Statement, however, fails to disclose the timing and nature of all communications regarding these cash bonuses to ShoreTel’s officers, including who proposed the bonuses and who participated in all such communications.

47.    This information is necessary for stockholders to understand potential conflicts of interest of ShoreTel’s management, as that information provides illumination concerning motivations that would prevent fiduciaries from acting solely in the best interests of the Company’s stockholders.

48.    The omission of this material information renders the Solicitation Statement false and misleading, including, inter alia, the following section of the Solicitation Statement:

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(i) “Relationship with Parent and the Offeror”; and (ii) “Background of the Offer; Reasons for Recommendation.”

49.    The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to ShoreTel’s stockholders.

COUNT I

(Claim for Violation of Section 14(e) of the 1934 Act Against Defendants)

50.    Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

51.    Section 14(e) of the 1934 Act states, in relevant part, that:

It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading . . . in connection with any tender offer or request or invitation for tenders[●]

52.    Defendants disseminated the misleading Solicitation Statement, which contained statements that, in violation of Section 14(e) of the 1934 Act, in light of the circumstances under which they were made, omitted to state material facts necessary to make the statements therein not misleading.

53.    The Solicitation Statement was prepared, reviewed, and/or disseminated by defendants.

54.    The Solicitation Statement misrepresented and/or omitted material facts in connection with the Proposed Transaction as set forth above.

55.    By virtue of their positions within the Company and/or roles in the process and the preparation of the Solicitation Statement, defendants were aware of this information and their duty to disclose this information in the Solicitation Statement.

56.    The omissions in the Solicitation Statement are material in that a reasonable stockholder will consider them important in deciding whether to tender their shares in connection with the Proposed Transaction. In addition, a reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available.

57.    Defendants knowingly or with deliberate recklessness omitted the material information identified above in the Solicitation Statement, causing statements therein to be

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materially incomplete and misleading.

58.    By reason of the foregoing, defendants violated Section 14(e) of the 1934 Act.

59.    Because of the false and misleading statements in the Solicitation Statement, plaintiff and the Class are threatened with irreparable harm.

60.    Plaintiff and the Class have no adequate remedy at law.

COUNT II

(Claim for Violation of 14(d) of the 1934 Act Against Defendants)

61.    Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

62.    Section 14(d)(4) of the 1934 Act states:

Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation for tenders shall be made in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.

63.    Rule 14d-9(d) states, in relevant part:

Any solicitation or recommendation to holders of a class of securities referred to in section 14(d)(1) of the Act with respect to a tender offer for such securities shall include the name of the person making such solicitation or recommendation and the information required by Items 1 through 8 of Schedule 14D-9 (§ 240.14d-101) or a fair and adequate summary thereof[●]

Item 8 requires that directors must “furnish such additional information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.”

64.    The Solicitation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits the material facts set forth above, which renders the Solicitation Statement false and/or misleading.

65.    Defendants knowingly or with deliberate recklessness omitted the material information set forth above, causing statements therein to be materially incomplete and misleading.

66.    The omissions in the Solicitation Statement are material to plaintiff and the Class, and they will be deprived of their entitlement to make a fully informed decision with respect to the Proposed Transaction if such misrepresentations and omissions are not corrected prior to the

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expiration of the tender offer.

67.    Plaintiff and the Class have no adequate remedy at law.

COUNT III

(Claim for Violation of Section 20(a) of the 1934 Act Against the Individual Defendants and the Mitel)

68.    Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

69.    The Individual Defendants and Mitel acted as controlling persons of ShoreTel within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as officers and/or directors of ShoreTel and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Solicitation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading.

70.    Each of the Individual Defendants and Mitel was provided with or had unlimited access to copies of the Solicitation Statement alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

71.    In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Solicitation Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly connected with and involved in the making of the Solicitation Statement.

72.    Mitel also had direct supervisory control over the composition of the Solicitation Statement and the information disclosed therein, as well as the information that was omitted and/or misrepresented in the Solicitation Statement.

73.    By virtue of the foregoing, the Individual Defendants and Mitel violated

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Section 20(a) of the 1934 Act.

74.    As set forth above, the Individual Defendants and Mitel had the ability to exercise control over and did control a person or persons who have each violated Section 14(e) of the 1934 Act and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act.

75.    As a direct and proximate result of defendants’ conduct, plaintiff and the Class are threatened with irreparable harm.

76.    Plaintiff and the Class have no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, plaintiff prays for judgment and relief as follows:

A.    Enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

B.    In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages;

C.    Directing the Individual Defendants to file a Solicitation Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading;

D.    Declaring that defendants violated Sections 14(e), 14(d), and 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder;

E.    Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees; and

F.    Granting such other and further relief as this Court may deem just and proper.

/  /  /

/  /  /

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JURY DEMAND

Plaintiff hereby demands a trial by jury.

Dated: August 21, 2017		LEVI & KORSINSKY, LLP

	By:	/s/ Rosemary M. Rivas
Rosemary M. Rivas (SBN 209147)
44 Montgomery Street, Suite 650
San Francisco, CA 94104
Telephone: (415) 291-2420
Facsimile: (415) 484-1294

Attorneys for Plaintiff

OF COUNSEL:

RIGRODSKY & LONG, P.A.
Brian D. Long (to be admitted pro hac vice) 2 Righter Parkway, Suite 120
Wilmington, DE 19803
(302) 295-5310

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